EXHIBIT 10.141

THIS AMENDMENT AGREEMENT No. 3 (this Amendment Agreement) is dated as of November      , 2006

BETWEEN:

(1)	HALO TECHNOLOGY HOLDINGS, INC. (formerly Warp Technology Holdings, Inc.), a Nevada corporation, as borrower (the Company); and

(2)	FORTRESS CREDIT CORP., in its capacity as agent to the Lenders under the Credit Agreement referred to below (in that capacity, the Agent).

WHEREAS:

(A)	The Company, the Lenders (referred to therein) and the Agent are parties to that certain credit agreement dated August 2, 2005, as amended by Amendment No. 1 dated as of October 26, 2005 and Amendment No. 2 dated as of October 11, 2006 (the Credit Agreement).

(B) The Company has agreed to sell it all of its equity interest in each of Gupta Technologies, LLC, Gupta Technologies, Ltd., and Gupta Technologies GmbH (the Gupta Entities) to Unify Corporation (the Buyer) pursuant to a Purchase and Exchange Agreement (the Purchase Agreement) dated as of September 13, 2006 between and among the Buyer and Halo, as amended.

(C) Pursuant to Section 7.2(b) of the Credit Agreement, the Company would be obligated (upon the sale of the Gupta Entities) to prepay the Loan in an amount equal to the outstanding principal amount of Advance relating to Tranche A (the Gupta Prepayment).

(D) The Company failed to pay the Agent for the benefit of the Lenders the final installment of an amendment fee pursuant to Section 10(a) of Amendment No. 2 to the Credit Agreement (Amendment No. 2) in the amount of US$100,000 on November 10, 2006 (the Outstanding Amendment Fee).

(E) The Company has acquired, or will acquire pursuant to the Purchase Agreement, direct or indirect ownership of 100% of the equity interests in the entities set forth in Schedule 1 hereto (the New Subsidiaries).

(F) Pursuant to Sections 18.13, 18.25 and 28.9 of the Credit Agreement, the New Subsidiaries are obligated to become a Guarantor under the Credit Agreement and the Company and the New Subsidiaries are obligated to enter into certain Security Documents in favor of the Agent.

(G) The Company has requested that the Agent release its Security Interest in the equity interests of the Gupta Entities and the assets of the Gupta Entities.

(H)	The Company failed to make the US$270,000 Principal repayment which was due on November 2, 2006 (the November 2nd Payment).

(I)	This Amendment Agreement is supplemental to and amends the Credit Agreement. The Company and the Agent have agreed that the Credit Agreement should be amended as set forth in this Amendment Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Terms defined in the Credit Agreement (by reference or otherwise) have, unless expressly defined in this Amendment Agreement, the same meanings in this Amendment Agreement.

1.2	Construction

The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Amendment Agreement as though they were set out in full in this Amendment Agreement, except that references to “this Agreement” are to be construed as references to this Amendment Agreement.

2.	EFFECT OF AMENDMENT AGREEMENT

With effect on and from the date of this Amendment Agreement, the Credit Agreement will be amended by, and the rights and obligations of the parties thereto relating to their future performance under the Credit Agreement will be governed by and construed in accordance with, the Credit Agreement as amended, modified and supplemented by this Amendment Agreement.

3.	AMENDMENTS AND WAIVERS

Notwithstanding anything contained in the Credit Agreement to the contrary, the Company and the Agent hereby agrees that:

(a)	the Company shall partially prepay (as a mandatory prepayment pursuant to Section 7.2 of the Credit Agreement) the Loan as follows: (i) in an amount equal to US$4,600,000 simultaneously with the closing of the sale of the Gupta Entities and (ii) in an amount equal to US$2,000,000 payable in three installments, with the first installment of US$500,000 payable on January 31, 2007, the second installment of US$500,000 payable on February 28, 2007 and the third installment of US$1,000,000 payable on March 30, 2007;

(b) the Company shall pay to the Agent an amount equal to US$500,000 simultaneously with the closing of the sale of the Gupta Entities, US$270,000 of which shall be applied towards the November 2nd Payment, US$100,000 of which shall be applied towards the Outstanding Amendment Fee and US$130,000 of which shall be applied (i) as a credit against future payment of accrued interest by the Company under the Credit Agreement, and (ii) towards the payment of Agent’s legal fees relating to this Amendment Agreement, the documentation contemplated pursuant to 3(d), and any of Agent’s outstanding legal fees relating to prior Amendments to the Credit Agreement;

(c) on or prior to December 15, 2006, the Company will cause each of (i) the New Subsidiaries to become a Guarantor under the Credit Agreement and enter into Security Agreements in favor of the Agent relating to all assets of such New Subsidiary, (ii) the Company (or its relevant Subsidiary) shall enter into a Pledge Agreement in favor of the Agent relating to all of the outstanding equity interests in each New Subsidiary and (iii) the Company and each New Subsidiary shall have satisfied all other requirements of Sections 18.13, 18.25 and 28.9 of the Credit Agreement;

(d)	the Company shall pay the Agent for the benefit of the lenders a reorganization success fee equal to US$200,000 on or prior to the earlier of (i) the date (if any) on which the Company sells its equity interest in any of Empagio, Inc., David Corporation or Process Software, Inc. and (ii) March 30, 2007, which, for the avoidance of doubt does not constitute a repayment of any portion of the Loan;

(e)	the Company ‘s failure or any New Subsidiary’s failure to comply with its obligations under this Section 3, shall constitute an immediate Event of Default under the Credit Agreement, and, for the avoidance of doubt, the Company’s failure to comply with its obligations under Section 3(a), 3(b), 3(d) and 10(a) shall constitute an immediate Event of Default under Section 19.2 of the Credit Agreement; and

(f)	the Agent shall enter into a release letter, in the form attached as Annex A.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

The Company makes each representation and warranty set out in Clauses 4.2 (Powers and Authority) through 4.6 (Credit Agreement) of this Amendment Agreement to each Finance Party.

4.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorize the entry into and performance of this Amendment Agreement and the transactions contemplated by this Amendment Agreement.

4.3	Legal validity

(a)	This Amendment Agreement is its legally binding, valid and enforceable obligation.

(b)	This Amendment Agreement is in the proper form for its enforcement in the jurisdiction of its incorporation.

4.4	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, this Amendment Agreement do not and will not:

(a)	conflict with any law or regulation applicable to it; or

(b)	conflict with its constitutional documents; or

(c)	conflict with any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document, in each case to an extent or in a manner which:

(i)	has a Material Adverse Effect;

(ii)	could reasonably be expected to result in any liability on the part of any Finance Party to any third party; or

(iii)	could require the creation of any Lien over any asset in favor of a third party.

4.5	Authorizations

All authorizations required by it in connection with the entry into, performance and validity and enforceability of, and the transactions contemplated by, this Amendment Agreement have been obtained or effected (as appropriate) and are in full force and effect.

4.6	Credit Agreement

The Company hereby represents and warrants that, on the date of this Amendment Agreement, the representations and warranties set out in Clauses 15.2 (Status) through 15.16 (United States laws) of the Credit Agreement:

(a)	are true with each such representation and warranty being understood to mean such representation and warranty as amended (if amended at all) pursuant to Clause 3 (Amendments) of this Amendment Agreement; and

(b)	would also be true if references to “this Agreement” were construed as references to the Credit Agreement as amended by this Amendment Agreement.

4.7	Acknowledgment of Reliance

The Company acknowledges that it makes such representations and warranties with the intention of persuading Agent (on behalf of the Lenders) to enter into this Amendment Agreement and that the Agent has entered into this Amendment Agreement on the basis of, and in full reliance on, each of such representations and warranties.

5.	GOVERNING LAW, ETC.

This Amendment Agreement is governed by the laws of the State of New York. The provisions of Clauses 36 (Governing Law) and 37 (Enforcement) of the Credit Agreement are incorporated by reference into this Amendment Agreement as if fully set out herein, with each reference to “this Agreement” (including in the definition of Finance Documents) being understood to be a reference to this Amendment Agreement.

6.	SEVERABILITY

If any provision of this Amendment Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Amendment Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Amendment Agreement.

7.	COUNTERPARTS

This Amendment Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Amendment Agreement.

8.	COMPLETE AGREEMENT

This Amendment Agreement, the Credit Agreement and the other Finance Documents contain the complete agreement between the Parties on the matters to which such agreements relate and supersede all prior commitments, agreements and understandings, whether written or oral, with respect to those matters.

9.	NATURE OF THIS AMENDMENT AGREEMENT

(a)	By signing this Amendment Agreement, the Parties designate this Amendment Agreement as a Finance Document.

(b)	Except as specifically amended by this Amendment Agreement, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The Credit Agreement and this Amendment Agreement will be read and construed as a single document.

10.	CERTAIN AGREEMENTS REGARDING FEES

The Company hereby irrevocably agrees that:

(a)	It shall pay the Agent for the benefit of the Lenders an amendment fee equal to US$300,000 as consideration for entering into this Amendment Agreement. This amendment fee shall be payable in 3 installments of US$100,000 each. The first such installment of US$100,000 shall be due and payable on December 15, 2006, the second installment shall be due and payable on February 28, 2007 and the third installment of US$100,000 shall be due and payable on March 30, 2007.

(b)	It shall promptly pay all reasonable costs and expenses of Allen & Overy LLP, counsel to the Agent, incurred in connection with this Amendment Agreement.

11.	RELEASE

The Company on behalf of itself, its Subsidiaries and Affiliates hereby acknowledge, effective upon the date of this Amendment Agreement, that the Company and its Subsidiaries and Affiliates, have no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of any Obligor’s liability to repay all amounts due and owing under the Credit Agreement or to seek affirmative relief or damages of any kind or nature from the Agent, any Lender or any of their past and present officers, partners, members, directors, servants, agents, attorneys, assigns, employees, heirs, parents, subsidiaries, or any other Person acting for or on behalf of any of them. The Company and its Subsidiaries and Affiliates, all their successors, assigns, Subsidiaries and Affiliates and any Person acting for or on behalf of, or claiming through them, hereby fully, finally and forever release and discharge the Agent and the Lenders and all of the Agent’s and Lenders’ past and present officers, partners, members, directors, servants, agents, attorneys, assigns, employees, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including without limitation those arising under 11 U.S.C. §§ 541-550 and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, liquidated or unliquidated, matured or unmatured, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Credit Agreement and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing or to the documents related to the transaction contemplated herein.

The Agent, for and on behalf of itself and the Finance Parties, hereby acknowledges that (i) the existing defaults described in Whereas clauses (D) and (H) of this Amendment Agreement shall be deemed to be cured upon payment of the November 2nd Payment and the Outstanding Amendment Fee pursuant to Section 3(b) of this Amendment Agreement, and any existing defaults relating to the delay in any of the New Subsidiaries becoming a Guarantor, shall be deemed to be cured upon satisfaction of the Company’s obligations under Section 3(c) of this Amendment Agreement.

12. MISCELLANEOUS

The Company represents and warrants that Gupta Technologies S.A. de C.V. has been dissolved and the parties hereto confirm that Gupta Technologies S.A. de C.V. is no longer an Obligor, a Guarantor or otherwise a party under the Credit Agreement.

The undersigned, intending to be legally bound, have executed and delivered this Amendment Agreement on the date stated at the beginning of this Amendment Agreement.

SIGNATORIES

Company

HALO TECHNOLOGY HOLDINGS, INC.

By: /s/ Ernest C. Mysogland
Ernest C. Mysogland
Executive Vice President

Agent
FORTRESS CREDIT CORP., as Agent for and on behalf of the Finance Parties

By: Constantine Dakolias Chief Credit Officer	/s/ Constantine Dakolias